WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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          JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
                           EXHIBIT 27

                    Financial Data Schedule
             for the six months ended June 30, 1995


Fiscal-Year-End                              December 31, 1995
Period-End                                   June 30, 1995


Item   Description                                      Amount (1)

Cash and cash items                                       5,154
Marketable securities                                         0
Notes and accounts receivable-trade                      25,283
Allowances for doubtful accounts                          1,627
Inventory                                                     0
Total current assets                                     34,309
Property, plant and equipment                            31,571
Accumulated depreciation                                  5,714
Total assets                                            170,519
Total current liabilities                                11,777
Bonds, mortgages and similar debt                         4,000
Preferred stock-mandatory redemption                          0
Preferred stock-no mandatory redemption                       0
Common stock                                              1,878
Other stockholders' equity                              140,392
Total liabilities and stockholders' equity              170,519
Net sales of tangible products                                0
Total revenues                                           61,533
Cost of tangible goods sold                                   0
Total costs and expenses applicable to
  sale and revenues                                      48,764
Other costs and expenses                                  6,080
Provision for doubtful accounts and notes                   555
Interest and amortization of debt discount                    0
Income before taxes and other items                       7,187
Income tax expense                                        2,907
Income/loss continuing operations                             0
Discontinued operations                                       0
Extraordinary items                                           0
Cumulative effect - changes in accounting
  principles                                                  0
Net income                                                4,280
Earnings per share - primary                                .20
Earnings per share - fully diluted                          .20




(1) Dollars in thousands except per share amounts.


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